As filed with the Securities and Exchange Commission on November 14, 2003
Registration No. 333- ________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

LASERSCOPE

(Exact name of registrant as specified in its charter)

California	77-0049527
(State of or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3070 Orchard Drive
San Jose, California 95134-2011
(Address of Principal Executive Offices)

1994 Stock Option Plan
1999 Employee Stock Purchase Plan
(Full title of the plans)

Eric M. Reuter
President and Chief Executive Officer
Laserscope
3070 Orchard Drive
San Jose, California 95134-2011
(408) 943-0636
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Peter Lillevand, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, California 94111
(415) 392-1122

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities to	Amount to be	offering price	aggregate	registration
be registered	registered (1)	per share	offering price	fee

1994 Stock Option Plan
Common Stock, no par value	300,000 Shares	$12.39 (2)	$3,717,000 (2)	$300.71
1999 Employee Stock Purchase Plan
Common Stock, no par value	100,000 Shares	$10.53 (3)	$1,053,000 (3)	$85.19
TOTAL	400,000 Shares		$4,770,000	$385.90

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. On November 12, 2003, the most recent practicable date, the high and low prices per common share reported were $12.70 and $12.07, respectively, for an average price of $12.39 per common share.

(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. On November 12, 2003, the most recent practicable date, the high and low prices per common share reported were $12.70 and $12.07, respectively, for an average price of $12.39 per common share, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Laserscope (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(a)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s latest annual report.

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements on Form 8-A filed with the Commission under Section 12 of the Exchange Act on November 27, 1989 and November 15, 1991, including any amendment or report filed for the purpose of updating such descriptions.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

     The Registrant’s Articles of Incorporation reduce the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under California law. The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

Exhibit
Number

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2	Consent of Independent Accountants.

23.3	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Powers of Attorney (see pg. 9).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Laserscope, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 14th day of November, 2003.

Laserscope

By:	/s/ Eric M. Reuter

Eric M. Reuter
President & Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Reuter and Dennis LaLumandiere, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Pressley, Ph.D. (Robert J. Pressley, Ph.D.)	Chairman of the Board of Directors	November 14, 2003

/s/ Eric M. Reuter (Eric M. Reuter)	President, Chief Executive Officer and Director	November 14, 2003

/s/ Dennis LaLumandiere (Dennis LaLumandiere)	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 14, 2003

/s/ James R. Baumgardt (James R. Baumgardt)	Director	November 14, 2003

/s/ Robert C. Pearson (Robert C. Pearson)	Director	November 14, 2003

/s/ Rodney Perkins, M.D. (Rodney Perkins, M.D.)	Director	November 14, 2003

INDEX TO EXHIBITS

Exhibit
Number

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

23.2	Consent of Independent Accountants.

23.3	Consent of Ernst & Young LLP, Independent Auditors.

24.1	Powers of Attorney (see pg. 9).